Exhibit 10.20

Natural Gas Supply Agreement

1.                                       This Natural Gas Supply Agreement (“Agreement”) is made and entered into by and between NorthWestern Services Corporation (“NSC”), a South Dakota corporation and Dakota Ethanol, LLC (“Customer”) this 23rd day of October, 2003.  This Agreement shall become effective on November 1, 2003.  Delivery of natural gas under this Agreement will be to the facilities owned by NorthWestern Energy, which are located near Madison, South Dakota.

2.                                       Delivery Quantities:

Maximum Daily Quantity*	6,000 MMBtu per day

Average Minimum Daily Quantity*	4,500 MMBtu per day

* NSC and Customer agree that the above stated volumes are estimates.  Plant volumes may change from time to time and future expansion may occur prior to the end of this contract term. NSC will have a maximum capacity of 6,000 MMBtu per day available at the Dakota Ethanol site for their use throughout the term of this Agreement.

3.                                       Gas Supply Charge: Per MMBtu equivalent price as reported in the first of the month issue of Inside F.E.R.C. Gas Market Report for NNG-Ventura published for the month of use.  Gas supply charge can be converted to a fixed price for any month, at desired quantity of MMBtu’s, at any time during the contract term.

4.                                       Term:  This agreement shall be in effect from November 1, 2003 and shall continue until October 31, 2004.  There after agreement shall continue in effect year to year.  Either party may terminate the Agreement, with or without cause, upon at least forty-five (45) days written notice prior to the end of any applicable termination period.  If notice of termination is made, the obligations of the parties will continue during such notice period, and for such additional periods of time for performance of obligations in place at the termination date.

5.                                       Billing and Payment: NSC shall use reasonable efforts to render invoices on or before the 10th day of each month for all gas delivery commodity and monthly customer charges applicable to gas deliveries to the Customer in the preceding month.  Customer shall pay NSC on or before the 25th day of each month for all charges reflected on the invoice rendered by NSC in the current month.

Dakota Ethanol, LLC		NorthWestern Services Corporation

By:	/s/ Dean Frederickson	By:	/s/ Jeff McKinney

Title:	General Manager	Title:	NSC

Natural Gas Interstate Pipeline Transportation Agreement

This Natural Gas Interstate Pipeline Transportation Agreement (“Agreement”), for the interstate transportation of natural gas on the Northern Natural Gas Pipeline System (NNG), is made and entered into by and between NorthWestern Services Corporation (“NSC”), a South Dakota corporation and Dakota Ethanol, LLC (“Customer”) this 23rd day of October 2003.  This Agreement shall become effective on November 1, 2003.  Delivery of natural gas will be to the NorthWestern Energy interconnection located near Madison, South Dakota.

1.                           Pipeline Transportation Services:

a)              NNG Firm Reservation:

NSC shall provide 100% firm transportation capacity to Customer on NNG’s interstate pipeline system at 55% of NNG’s maximum TFX reservation rate applicable for the month.  Such rate is inclusive of all reservation charge surcharges imposed by NNG.  The above rate will be converted to a 100% load factor rate and charged on a volumetric basis.

b) Delivery Quantities:

Maximum Daily Quantity*	6,000 MMBtu per day

Average Minimum Daily Quantity*	4,200 MMBtu per day

* NSC and Customer agree that the above stated volumes are estimates.  Plant volumes may change from time to time and future expansion may occur prior to the end of this contract term. NSC will maintain a maximum firm capacity of 4,500 MMBtu per day available at the Dakota Ethanol site for Customer’s use throughout the term of this agreement. Nonetheless, NSC agrees to offer the same prices as stated herein, so long as additional significant NSC capital improvements are not required to enable service under this Agreement.

c)	NNG Firm Commodity:	Per MMBtu equivalent charge in NNG’s tariff.

d)	Carlton Surcharge:	Per MMBtu equivalent charge in NNG’s tariff.

e) NNG Fuel Retention: Gross-up for pipeline fuel based on the percentage for mainline fuel in NNG’s tariff.

f)	Receipt/Delivery Points:	Firm Primary Receipt points into NNG’s Market Area shall be Ventura.

g)	Balancing Service	Customer will provide nominations to NSC and pay a rate of $0.001 per therm of volumetric usage.

Plus applicable sales taxes

2)              Term:  This contract shall be in effect until 10-31-13, however if customer feels that NSC can not provide the level of service that they require customer may cancel this contract with 45 days written notice prior to the contract anniversary date.  If at the time of termination there exists a firm capacity contract with NNG that is assigned to the Customer, that firm capacity contract will be reassigned in the Customer’s name.

3)              Billing and Payment: NSC shall use reasonable efforts to render invoices on or before the 10th day of each month for all gas delivery commodity and monthly customer charges applicable to gas deliveries to the Customer in the preceding month.  Customer shall pay NSC on or before the 25th day of each month for all charges reflected on the invoice rendered by NSC in the current month.

Dakota Ethanol, LLC		NorthWestern Services Corporation

By:	/s/ Dean Frederickson	By:	/s/ Jeff McKinney

Title:	General Manager	Title:	NSC